AMENDED AND RESTATED SCHEDULE A

dated April 26, 2023 to the
EXPENSE LIMITATION AGREEMENT,

dated April 11, 2022 between

THE ADVISORS’ INNER CIRCLE FUND III

and

FS FUND ADVISOR, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
FS Multi-Strategy Alternatives Fund	Class A	0.25%	April 30, 2024
	Class I	0.25%	April 30, 2024
FS Managed Futures Fund	Class A	0.25%	April 30, 2024
	Class I	0.25%	April 30, 2024
FS Chiron Real Asset Fund	Class A	0.25%	April 30, 2024
	Class I	0.25%	April 30, 2024

ACKNOWLEDGED AND ACCEPTED BY: THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ James Bernstein
Name:	James Bernstein
Title:	Vice President & Secretary

FS FUND ADVISOR, LLC

By:	/s/ Stephen S. Sypherd
Name:	Stephen S. Sypherd
Title:	Managing Director and General Counsel